Exhibit 99.1

IMMEDIATE RELEASE FOR:	Contact:	Dennis G. Moore Senior Vice President Chief Financial Officer (856) 532-6603

6000 Central Highway

Pennsauken, NJ 08109

J & J SNACK FOODS

REPORTS THIRD QUARTER SALES

AND EARNINGS

Pennsauken, NJ, July 29, 2019 - J & J Snack Foods Corp. (NASDAQ-JJSF) today announced sales and earnings for the third quarter ended June 29, 2019.

Sales increased 7% to $326.7 million from $306.2 million in last year’s third quarter. Net earnings increased 18% to $30.9 million in the current quarter from $26.1 million last year. Earnings per diluted share increased 17% to $1.63 for the third quarter from $1.39 last year. Operating income increased 12% to $39.0 million in the current quarter from $34.9 million in the year ago quarter.

For the nine months ended June 29, 2019, sales increased 4% to $874.6 million from $837.5 million in last year’s nine months.  Net earnings decreased to $68.8 million in the nine months from $80.2 million last year. Earnings per diluted share decreased to $3.64 from $4.27 last year. Operating income increased 8% to $85.9 million this year from $79.6 million last year.

Net earnings for last year’s nine months benefitted from a $20.9 million, or $1.11 per diluted share, gain on the re-measurement of deferred tax liabilities and were impacted by a $1.2 million, or $.06 per diluted share, provision for the one-time repatriation tax, both of which resulted from the Tax Cuts and Jobs Act enacted in December 2017.   This year’s nine months benefitted by a reduction of approximately $900,000 in tax, or $.05 per diluted share, as the one-time repatriation tax was recorded on an estimated basis at December 30, 2017 and was revised downward in this year’s first quarter.

Gerald B. Shreiber, J & J’s President and Chief Executive Officer, commented, “We are pleased to report improved performance and increased operating income across all of our business segments in this quarter. We continue to be focused on improving our margins and revenue going forward.”

J&J Snack Foods Corp. is a leader and innovator in the snack food industry, providing nutritional and affordable branded niche snack foods and beverages to foodservice and retail supermarket outlets.  Manufactured and distributed nationwide, our principal products include SUPERPRETZEL, BAVARIAN BAKERY and other soft pretzels, ICEE and SLUSH PUPPIE frozen beverages, LUIGI’S, MINUTE MAID* frozen juice bars and ices, WHOLE FRUIT sorbet and frozen fruit bars, MARY B’S biscuits and dumplings, DADDY RAY’S fig and fruit bars, TIO PEPE’S and CALIFORNIA CHURROS, THE FUNNEL CAKE FACTORY funnel cakes, and several bakery brands within COUNTRY HOME BAKERS and HILL & VALLEY. For more information, please visit http://www.jjsnack.com.

*MINUTE MAID is a registered trademark of The Coca-Cola Company

J & J SNACK FOODS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(in thousands, except per share amounts)

	Three months ended		Nine months ended
	June 29,	June 30,	June 29,	June 30,
	2019	2018	2019	2018

Net Sales	$326,701	$306,239	$874,615	$837,550

Cost of goods sold	225,352	211,764	617,155	592,518
Gross Profit	101,349	94,475	257,460	245,032

Operating expenses
Marketing	26,398	25,589	69,792	69,672
Distribution	24,447	24,325	70,521	67,901
Administrative	10,668	9,654	29,909	28,014
Other general expense (income)	794	38	1,343	(193)
Total operating expenses	62,307	59,606	171,565	165,394

Operating Income	39,042	34,869	85,895	79,638

Other income (expense)
Investment income	1,953	1,705	5,775	4,687
Interest expense & other	1,972	(209)	1,920	267

Earnings before income taxes	42,967	36,365	93,590	84,592

Income taxes	12,095	10,236	24,838	4,381

NET EARNINGS	$30,872	$26,129	$68,752	$80,211

Earnings per diluted share	$1.63	$1.39	$3.64	$4.27

Weighted average number of diluted shares	18,947	18,822	18,912	18,801

Earnings per basic share	$1.64	$1.40	$3.66	$4.29

Weighted average number of basic shares	18,823	18,698	18,794	18,683

J & J SNACK FOODS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	June 29,	September 29,
	2019	2018
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$156,097	$111,479
Marketable securities held to maturity	40,809	21,048
Accounts receivable, net	146,553	132,342
Inventories	119,190	112,884
Prepaid expenses and other	4,146	5,044
Total current assets	466,795	382,797

Property, plant and equipment, at cost
Land	2,494	2,494
Buildings	26,582	26,582
Plant machinery and equipment	307,787	290,396
Marketing equipment	307,077	290,955
Transportation equipment	9,534	8,929
Office equipment	30,958	30,752
Improvements	39,761	38,941
Construction in progress	12,978	8,468
Total Property, plant and equipment, at cost	737,171	697,517
Less accumulated depreciation and amortization	486,519	454,844
Property, plant and equipment, net	250,652	242,673

Other assets
Goodwill	102,511	102,511
Other intangible assets, net	55,721	57,762
Marketable securities held to maturity	96,064	118,765
Marketable securities available for sale	21,032	24,743
Other	2,915	2,762
Total other assets	278,243	306,543
Total Assets	$995,690	$932,013

Liabilities and Stockholders' Equity
Current Liabilities
Current obligations under capital leases	$330	$324
Accounts payable	80,237	69,592
Accrued insurance liability	9,281	11,217
Accrued liabilities	14,098	8,031
Accrued compensation expense	17,177	20,297
Dividends payable	9,413	8,438
Total current liabilities	130,536	117,899

Long-term obligations under capital leases	714	753
Deferred income taxes	53,009	52,322
Other long-term liabilities	1,764	1,948

Stockholders' Equity
Preferred stock, $1 par value; authorized 10,000,000 shares; none issued	-	-
Common stock, no par value; authorized, 50,000,000 shares; issued and outstanding 18,830,000 and 18,754,000 respectively	37,840	27,340
Accumulated other comprehensive loss	(12,548)	(11,994)
Retained Earnings	784,375	743,745
Total stockholders' equity	809,667	759,091
Total Liabilities and Stockholders' Equity	$995,690	$932,013

J & J SNACK FOODS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (in thousands)

	Nine months ended
	June 29,	June 30,
	2019	2018
Operating activities:
Net earnings	$68,752	$80,211
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of property, plant and equipment	33,374	31,929
Amortization of intangibles and deferred costs	2,586	2,639
Share-based compensation	3,006	2,874
Deferred income taxes	690	(12,502)
Loss on marketable securities	410	32
Other	350	(3)
Changes in assets and liabilities net of effects from purchase of companies
Increase in accounts receivable	(14,289)	(7,530)
Increase in inventories	(6,257)	(13,020)
Decrease (increase) in prepaid expenses	957	(2,949)
Increase in accounts payable and accrued liabilities	11,584	3,606
Net cash provided by operating activities	$101,163	85,287
Investing activities:
Payment for purchases of companies, net of cash acquired	(1,155)	-
Purchases of property, plant and equipment	(42,136)	(43,344)
Purchases of marketable securities	(24,056)	(65,227)
Proceeds from redemption and sales of marketable securities	29,721	51,417
Proceeds from disposal of property, plant and equipment	1,463	1,895
Other	(212)	171
Net cash used in investing activities	(36,375)	(55,088)
Financing activities:
Payments to repurchase common stock	-	(2,794)
Proceeds from issuance of stock	7,426	5,561
Payments on capitalized lease obligations	(33)	(278)
Payment of cash dividend	(27,230)	(24,652)
Net cash used in financing activities	(19,837)	(22,163)
Effect of exchange rate on cash and cash equivalents	(333)	(3,370)
Net increase in cash and cash equivalents	$44,618	$4,666
Cash and cash equivalents at beginning of period	111,479	90,962
Cash and cash equivalents at end of period	$156,097	$95,628

	Three months ended		Nine months ended
	June 29,	June 30,	June 29,	June 30,
	2019	2018	2019	2018
	(unaudited)
	(in thousands)
Sales to External Customers:
Food Service
Soft pretzels	$55,867	$53,880	$154,670	$151,649
Frozen juices and ices	13,862	12,825	30,336	29,448
Churros	18,888	16,739	49,793	46,603
Handhelds	8,550	9,974	25,339	30,667
Bakery	95,299	93,082	288,172	278,828
Other	6,105	5,201	19,576	16,235
Total Food Service	$198,571	$191,701	$567,886	$553,430

Retail Supermarket
Soft pretzels	$7,294	$7,332	$28,309	$27,925
Frozen juices and ices	26,515	28,785	52,179	53,950
Handhelds	3,063	2,960	8,110	8,749
Coupon redemption	(962)	(1,278)	(2,163)	(2,647)
Other	642	733	1,341	1,715
Total Retail Supermarket	$36,552	$38,532	$87,776	$89,692

Frozen Beverages
Beverages	$56,937	$49,132	$121,976	$115,401
Repair and maintenance service	22,514	19,693	62,291	58,005
Machines revenue	11,810	6,856	33,875	20,183
Other	317	326	811	839
Total Frozen Beverages	$91,578	$76,006	$218,953	$194,428

Consolidated Sales	$326,701	$306,239	$874,615	$837,550

Depreciation and Amortization:
Food Service	$6,973	$6,237	$19,911	$19,376
Retail Supermarket	335	332	990	980
Frozen Beverages	5,015	4,860	15,059	14,212
Total Depreciation and Amortization	$12,323	$11,429	$35,960	$34,568

Operating Income:
Food Service	$21,154	$19,663	$59,195	$54,098
Retail Supermarket	3,651	3,203	7,739	8,295
Frozen Beverages	14,237	12,003	18,961	17,245
Total Operating Income	$39,042	$34,869	$85,895	$79,638

Capital Expenditures:
Food Service	$8,665	$10,172	$23,346	$25,872
Retail Supermarket	597	273	1,730	376
Frozen Beverages	6,523	6,618	17,060	17,096
Total Capital Expenditures	$15,785	$17,063	$42,136	$43,344

Assets:
Food Service	$752,117	$672,861	$752,117	$672,861
Retail Supermarket	24,349	24,215	24,349	24,215
Frozen Beverages	219,224	217,156	219,224	217,156
Total Assets	$995,690	$914,232	$995,690	$914,232

RESULTS OF OPERATIONS

Net sales increased $20,462,000 or 7% to $326,701,000 for the three months and $37,065,000 or 4% to $874,615,000 for the nine months ended June 29, 2019 compared to the three and nine months ended June 30, 2018, respectively.

FOOD SERVICE

Sales to food service customers increased $6,870,000 or 4% in the third quarter to $198,571,000 and increased $14,456,000 or 3% to $567,886,000 for the nine months. Soft pretzel sales to the food service market increased 4% to $55,867,000 in the three months and 2% to $154,670,000 in the nine months due primarily to higher sales to convenience store chains. Two chains accounted for about 3/4 of the sales increase in the third quarter and about 1/2 of the increase in the nine months.

Frozen juices and ices sales increased 8% to $13,862,000 in the three months and 3% to $30,336,000 in the nine months as sales to warehouse club stores accounted for over 60% of the increase in the third quarter and all of the increase in the nine months.

   Churro sales to food service customers were up 13% in the quarter to $18,888,000 and up 7% to $49,793,000 in the nine months with strong sales to warehouse club stores and general increases and decreases across our customer base.

Sales of bakery products increased $2,217,000 or 2% to $95,299,000 in the third quarter and increased $9,344,000 or 3% to $288,172,000 for the nine months as sales were higher school foodservice and were up and down across our customer base.

Sales of handhelds decreased $1,424,000 or 14% in the quarter and $5,328,000 or 17% in the nine months with the decrease primarily coming from lower sales to co-pack customers because of unsuccessful product launches. Sales of funnel cake increased $522,000 or, 10%, to $5,616,000 in the quarter and $2,873,000, or 19%, to $18,308,000 in the nine months. The nine months sales increase was primarily sales to a quick service restaurant under a limited time offer program which ended in the second quarter.

Sales of new products in the first twelve months since their introduction were approximately $4 million in this quarter and $11 million in the nine months. Price increases were approximately $4 million for the quarter and $11 million for the nine months and net volume increases were approximately $3 million of sales in the quarter and in the nine months.

     Operating income in our Food Service segment increased from $19,663,000 to $21,154,000 in the quarter and increased from $54,098,000 to $59,195,000 in the nine months. For the quarter, operating income increased primarily because of increased volume, lower distribution expenses and increased pricing but was impacted by approximately $600,000 of costs related to prior years’ product recalls.  For the nine months, operating income improved primarily because of increased volume, price increases, lower marketing expenses and improved operations at several of our manufacturing facilities. Additionally, last year’s first quarter included shutdown costs of our Chambersburg, PA production facility. However, this year’s nine months, all in the first quarter, was impacted by approximately $900,000 of higher distribution expenses primarily due to higher freight rates which increased with the implementation of the electronic logging device mandate in January 2018. Additionally, lower sales of our MARY B’s biscuits and related costs due to our recall in January 2018 impacted our operating income by approximately $500,000 in last year’s first quarter.

RETAIL SUPERMARKETS

     Sales of products to retail supermarkets decreased $1,980,000 or 5% to $36,552,000 in the third quarter and decreased $1,916,000 or 2% to $87,776,000 for the nine months. Soft pretzel sales for the third quarter were down less than 1% to $7,294,000 and up 1% to $28,309,000 for the nine months. Sales of frozen juices and ices decreased $2,270,000 or 8% to $26,515,000 in the third quarter and decreased $1,771,000 or 3% in the nine months as we lost some volume and placements due to price increases. Handheld sales to retail supermarket customers increased 3% to $3,063,000 in the quarter and were down 7% to $8,110,000 in the nine months as the sales of this product line continue their long-term decline.

Sales of new products in the third quarter were approximately $200,000 and were approximately $1 million for the nine months. Price increases provided about $1.1 million of sales in the quarter and $2.0 million of sales in the nine months and net volume decreased by about $3.1 million for the quarter and $4.0 million for the nine months.

     Operating income in our Retail Supermarkets segment increased to $3,651,000 in this year’s third quarter from $3,203,000 in last year’s quarter, a 14% increase and decreased to $7,739,000 in this year’s nine months compared to $8,295,000 in last year’s nine months. For the quarter, operating income benefited from lower marketing and distribution costs and increased pricing.  For the nine months, increased product costs combined with lower volume were the primary drivers of the decrease in operating income.

FROZEN BEVERAGES

Frozen beverage and related product sales increased 20% to $91,578,000 in the third quarter and increased 13% to $218,953,000 in the nine months.  Beverage related sales were up 16% to $56,937,000 in the quarter due in large part to increased sales to one distributor of about $4 million and up 6% to $121,976,000 in the nine months.   The increased sales to this one distributor did not benefit operating income.  Sales to this distributor may continue to be higher into our fourth quarter. Gallon sales were up 2% for the three months.  Service revenue increased 14% to $22,514,000 in the third quarter and increased 7% to $62,291,000 in the nine months with sales increases and decreases spread throughout our customer base, but with significant increases in sales to two customers.

Machines revenue (primarily sales of frozen beverage machines) was $11,810,000, an increase of $4,954,000, in the quarter and $33,875,000, an increase of $13,692,000, in the nine months. Increases in sales to three customers accounted for the higher revenue in the quarter. Operating income in our Frozen Beverages segment increased to $14,237,000, or 19%, in this quarter and was up $1,716,000, or 10%, to $18,961,000 in the nine months primarily as a result of the increases in sales.

CONSOLIDATED

Gross profit as a percentage of sales was 31.02% in the third quarter and 30.85% last year.  Gross profit as a percentage of sales was 29.44% in the nine month period this year and 29.26% last year. Gross profit percentage for the quarter and nine months increased because of improved operations at several of our manufacturing facilities, price increases and because last year had the burden of shutting down our Chambersburg, PA production facility and moving its production to other facilities.

Total operating expenses increased $2,701,000 in the third quarter and as a percentage of sales decreased to 19.1% from 19.5% last year. For the nine months, operating expenses increased $6,171,000 and as a percentage of sales decreased to 19.6% from 19.7% last year. Marketing expenses decreased to 8.1% of sales in this year’s quarter from 8.4% last year and were 8.0% in the nine months compared to 8.3% of sales in last year’s nine months primarily because of controlled spending across all of our segments. Distribution expenses were 7.5% of sales in the third quarter and 7.9% of sales in last year’s quarter and were 8.1% in both year’s nine months. Distribution expenses as a percentage of sales were lower in the third quarter primarily because freight rates have dropped compared to last year. Administrative expenses were 3.3% of sales in the third quarter compared to 3.2% of sales last year in the third quarter and were 3.4% in this year’s nine months compared to 3.3% of sales in last year’s nine months. Other general operating expense in this year’s quarter includes $621,000 of costs related to prior years’ product recalls.

Operating income increased $4,173,000 or 12% to $39,042,000 in the three months and increased $6,257,000 or 8% to $85,895,000 the first nine months as a result of the aforementioned items.

Investment income increased by $248,000 and $1,088,000 in the third quarter and nine months, respectively, resulting from higher amounts invested and higher interest rates. Additionally, the third quarter and nine months were impacted by $118,000 and $385,000 of recognized unrealized losses.

     This year’s other income in the third quarter includes a $2.0 million payment received from a customer due to cancellation of production under a co-manufacturing agreement. Other income for last year’s nine months includes a $520,000 gain on a sale of property.

     Net earnings increased $4,743,000, or 18%, in the current three month period to $30,872,000 and were $68,752,000 for the nine month period this year compared to $80,211,000 for the nine month period last year.

     Net earnings for last year’s nine months benefited from a $20.9 million gain, or $1.11 per diluted share, on the remeasurement of deferred tax liabilities which was partially offset by a $1.2 million, or $.06 per diluted share, provision for the one time repatriation tax, both of which resulted from the Tax Cuts and Jobs Act enacted in December 2017. Excluding the deferred tax gain and the one time repatriation tax, our effective tax rate was 28.4% in last year’s nine months. Net earnings in this year’s nine months benefitted by a reduction of approximately $900,000 in tax as the provision for the one time repatriation tax was reduced as the amount recorded last year was an estimate.  Excluding the reduction in the provision for the one time repatriation tax, our effective tax rate was 27.5% in this year’s nine months. Our effective tax rate for the third quarter this year was 28.1% and 28.1% for last year’s third quarter, as this year benefitted from tax credits on returns filed this year and a lower federal tax rate.

There are many factors which can impact our net earnings from year to year and in the long run, among which are the supply and cost of raw materials and labor, insurance costs, factors impacting sales as noted above, the continuing consolidation of our customers, our ability to manage our manufacturing, marketing and distribution activities, our ability to make and integrate acquisitions and changes in tax laws and interest rates.

The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

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